Immediate Release Contact Erika Nielsen 248.754.0422

BORGWARNER ANNOUNCES RESOLUTION OF ITS
PATENT LAWSUIT AGAINST HONEYWELL

Auburn Hills, Michigan, May 16, 2011 – BorgWarner and Honeywell have settled their lawsuit resolving BorgWarner’s patent infringement claims in the U.S. District Court for the Western District of North Carolina. Under the terms of their agreement, Honeywell has agreed to pay $32.5 million for a paid up license to use the asserted BorgWarner patents.  All other terms of the settlement are confidential.

“This is additional proof that BorgWarner is a global technology leader in powertrain solutions including turbochargers,” said Timothy M. Manganello, Chairman and Chief Executive Officer, BorgWarner. “We are proud of our long history of leading turbocharger innovation and our continued investment in research and development.  BorgWarner is pleased with its return on this investment — both through the development and sale of innovative products and through the receipt of fees related to patent infringement lawsuits.”

The lawsuit involved three BorgWarner patents relating to the design and manufacture of cast titanium compressor wheels, used in turbochargers.  Cast titanium compressor wheels are preferred for commercial vehicle engine applications with high cyclical loads and higher charging pressures.  BorgWarner’s patents were the result of a special development program to find a cost-effective solution for these applications.

About BorgWarner

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 59 locations in 19

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countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

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